EXHIBIT 5 (a)

LAW OFFICES
DRINKER BIDDLE & REATH LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
Telephone: (215) 988-2700

March 15, 2000

Delphi Automotive Systems Corporation
5725 Delphi Drive
Troy, Michigan 48098

Gentlemen:

      We have acted as special counsel to Delphi Automotive Systems Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”) relating to up 24,000,000 shares of Common Stock of the Company, par value $.01 per share (the “Shares”), issuable upon the exercise of options granted under Delphi Automotive Systems Classified Salary and Hourly Stock Option Plan (the “Plan”).

      In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the By Laws of the Company as amended through the date hereof, resolutions of the Company’s Board of Directors (including committees thereof), the Plan, and such other documents and corporate records as we have deemed appropriate in the circumstances.

      In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic originals of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

      Based upon the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that the issuance of the Shares by the Company upon the exercise of stock options properly granted under the Plan has been duly authorized by the necessary corporate action of the Board of Directors of the Company, and such Shares, upon the exercise of such options and payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable by the Company.

      The opinions expressed herein are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

      We consent to the use of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933 since we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/S/ DRINKER BIDDLE & REATH LLP DRINKER BIDDLE & REATH LLP (A Pennsylvania Limited Liability Partnership)

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